Exhibit (h)(14)

Funds Distributor, Inc.
100 Summer Street
Suite 1500
Boston, MA 02110
Attn: President

June 1, 2005

Dear Mr. Tomko:

        TD Waterhouse Investor Services, Inc. ("TD WIS") and Funds Distributor, Inc. ("FDI") are parties to that certain Sub-Administration Agreement dated April 11, 2001, as amended on April 4, 2002 (the "Sub-Administration Agreement"). Effective June 1, 2005, the administrator of TD Waterhouse family of Funds, Inc. ("TD FOF") and TD Waterhouse Plus Funds, Inc. ("TDPF") is changing from TD WIS to TD Asset Management USA Inc. ("TDAM USA"), which is the investment adviser to all of the portfolios of TD FOF and TDPF.

        TD WIS desires to assign the Sub-Administration Agreement to TDAM USA in connection with the change of the administrator of TD FOF and TDPF. TDAM USA agrees to be bound by the terms, conditions and provisions of the Agreement. FDI is willing to consent to the assignment.

        This assignment shall take effect upon execution of this letter by TD WIS, TDAM and FDI.

TD Waterhouse Investor Services, Inc.

By:	__________________________ Name: Richard Neiman Title: Executive Vice President, General Counsel

Dated as of June 1, 2005

TD Asset Management USA Inc.

By:	__________________________ Name: Michele Teichner Title: Senior Vice President

Dated as of June 1, 2005

ACKNOWLEDGED AND AGREED:

Funds Distributor, Inc.

By: __________________________
Name: William J. Tomko
Title: President

Dated as of June 1, 2005